Exhibit 10.19

CENTRAL BANK
SUPPLEMENTAL RETIREMENT AGREEMENT
2008 RESTATEMENT
This Agreement is made effective the 30 day of December, 2008, by and between CENTRAL BANK ("Bank"), a corporation organized under the laws of the State of Minnesota (the "Bank") and Kurt Weise, a resident of the State of Minnesota (the "Employee").
RECITALS
A.Effective January 1, 1997, the Employee and the Bank entered into a non-qualified deferred compensation plan (the "1997 Plan").
B.The Employee and the Bank agree to amend in its entirety (restated) the 1997 Plan to comply with recent law changes including Internal Revenue Code Section 409A.
As a result and in consideration for the agreements contained herein, the parties hereto agree to amend in its entirety the 1997 Plan, effective January 1, 2005 (this restatement hereafter referred to as the “Plan”) as follows:
1.(a)     On January 1, 1997 and each succeeding year following January 1, 1997 that Employee is employed with Bank, the Bank shall accrue a book entry in the Deferred Compensation Account ("DCA") for Employee based on Annual Benefit Accrual column on Schedule A attached hereto and incorporated by this reference.
(b)For years the Employee is employed by the Bank the DCA balance will be increased per Schedule A. For the years following the Employee’s termination of employment, the DCA balance will be compounded annually at a rate equal to the Three Year U.S. Treasury Constant Maturity Yield for each respective year there is a DCA balance.
(c)The Employee’s DCA will vest at 10% per year effective January 1, 1997.

(d)All amounts in the DCA will be fully vested and funded upon a Change in Control of the Bank. A Change in Control of the Bank will be defined as a greater than 50% change in ownership, resulting from a sale of stock or merger agreement with (a) third party(ies) either individually or acting in concert who are not current owners of the Bank as long as the change constitutes a Change in Control under Internal Revenue Code Section 409A and authority thereunder. It shall not include changes in control resulting from estate planning transactions with related trusts, set up by John M. Morrison.
(e)The liability for the DC Plan will be accrued on the books of the Bank and is an unsecured promise to pay by Bank.
(f)The DC Plan shall be limited to the Employee as an executive of the Bank.
2.The method and timing of benefits to be paid as DCA (unless they are forfeited by the occurrence of any of the events of forfeiture specified in paragraph 3 below) are as follows:
(a)The Employee shall be fully vested in his DCA accounts at age 65.
(b)When the Employee terminates employment with the Bank, except as otherwise previously elected by the Employee in accordance with paragraph 2(c) below, the Employee shall be paid in a single sum a distribution of the vested portion of the Accrued Salary Continuation Liability column on Schedule A sixty (60) days from the Employee’s date of termination of employment from the Bank. If payments other than a single sum are made pursuant to paragraph 2(c) below, the Employee’s DCA account shall be compounded under paragraph 1(c) for any years after termination of employment with the Bank. The unvested portion of the Employee’s DCA account shall be forfeited upon the Employee’s termination of employment with the Bank.
(c)The Employee, only at the time of execution of this Agreement, may irrevocably elect, by checking one (1) of the two installment distribution options in this paragraph below, said installment option in lieu of the single sum payment provided for in paragraph 2(b) above. The Aggregate annual payment shall be that amount, determined by the Bank, which if paid every year for the period specified below (by your checking the box and confirming signature),

Check one box:			Sign same line as the box that is checked:

	☒	five (5) years	/s/ KURT WEISE
[sign above for 5-year pay-out]

	☐	ten(10) years
[sign above for 10-year pay-out]

will result in the total of all such payments equaling the DCA, assuming that balance, as reduced by projected periodic payments hereunder, continues to yield an annual rate of return equal to the average annual rate of return attributed by the Bank to the DCA over the Bank’s prior five fiscal years. The good faith determination of the Bank in this respect shall be conclusive. The aggregate annual payment amount as so determined shall be paid in quarterly installments. Payment shall continue hereunder until a total amount equal to the DCA, as actual return and/or losses may from time to time be credited to or charged against it, net of withholdings, has been paid.
However, the Employee shall have the right, at least one year prior, to notify the Bank that he/she is electing to defer payment from the DCA as provided under Schedule B to this Agreement. Appreciation or compounding shall occur in the Employee’s DCA account if the Employee has terminated from the Bank at the rate provided in the last sentence of paragraph 1(c). If the Employee should die on or after his 65th birthday and before the balance of the DCA has been paid, the balance shall be paid to his designated beneficiary in the same manner set forth above in this paragraph (c).
(d)If the Employee’s employment is terminated by the Bank "for Cause", then the Employee shall forfeit his account balance and shall be entitled to nothing from the DCA. Cause is defined as Employee’s (1) gross negligence or gross neglect of duties; (2) commission of a felony or of a gross misdemeanor involving moral turpitude or (3) fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Employee’s employment and resulting in an adverse effect on the Bank.
(e)If the Employee’s employment is terminated because of Disability or death before he has reached the age of 65, and while he is in the employ of the Bank, then the Employee shall be fully vested and the Bank shall pay the balance of the DCA to the Employee or his designated beneficiary in the same manner and to the same extent as provided in paragraph 2(b) or (c) above.

(f)If both the Employee and his designated beneficiary should die before the entire DCA has been paid by the Bank, then the remaining value of the DCA shall be determined as of the date of the death of the designated beneficiary and shall be paid sixty (60) days later in one lump sum to the estate of such designated beneficiary.
(g)The beneficiary referred to in this paragraph may be designated or changed by the Employee (without the consent of any prior beneficiary) on a form provided by the Bank and delivered to the Bank before his death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Employee, the installment payments payable under paragraph 2(c) above shall be payable to the Employee’s estate.
(h)The Employee shall be deemed to have become Disabled for purposes of paragraph 2(e) above if the Board shall find on the basis of medical evidence satisfactory to the Board of Directors of the Bank that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of less than 12 months, or is, by reason of such impairment, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank. As a condition to any benefits, the Bank may require the Employee to submit to such physical or mental evaluations and tests as the Bank deems appropriate.
3.Notwithstanding anything in this Agreement to the contrary, if the securities of the Bank or a related company are publicly traded on an established securities market, a payment that would otherwise be made under this Agreement due to Employee’s termination would be delayed if Employee is a specified employee, as defined in Treasury Regulation 1.409A-l(i), on the date of termination. In such case, in no event will any payments be made earlier than on the date that is six (6) months after the date of termination or the date of Employee’s death.
4.The right of the Employee or any other person to the payment of deferred compensation or other benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

5.If the Bank shall find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Bank to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Bank may determine. Any such payment shall be a complete discharge of the liabilities of the Bank under this Agreement.
6.Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Bank as an executive or in any other capacity.
7.Any deferred compensation payable under this Agreement shall not be deemed salary or other compensation to the Employee for the purpose of computing benefits to which he may be entitled under any tax deferred annuity, pension plan or other arrangement of the Bank for the benefit of its employees.
8.The Bank shall have full power and authority to interpret, construe, and administer this Agreement and the interpretations and construction thereof by the Board of Directors of the Bank, and actions thereunder, including any valuation of the DCA, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Bank or its Board of Directors shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.
9.Any claim by Employee or any beneficiary (a "Claimant") based on any right alleged to arise or amount alleged to be due under this Agreement shall first be submitted to the Chairman of the Board (“Chairman") of the Bank. The Chairman need not act upon any such claim (a "Claim") unless the Claim is submitted to it in writing. If the Chairman does not respond to the Claim within 60 days after it has been submitted in writing (45 days if the Claim concerns alleged Disability), or if the Claimant disagrees with any aspect of the Chairman’s response, and if the Claimant wishes to pursue the Claim, the sole and exclusive means by which the Claimant may do so is appeal to the Bank (other than the Chairman) in accordance with the following paragraphs of this paragraph 9.

If a Claimant wishes to appeal the resolution of the Claim by the Chairman after the procedure provided above, within 60 days (180 days if the Claim concerns alleged Disability) of receipt of the final response pursuant to that procedure, or if no response is given, within 60 days (1 80 days if the Claim concerns alleged Disability) after the last day on which the response was due, the Claimant must notify the Bank in writing that the Claimant appeals the Chairman's denial of his or her claim(s). No appeal should be considered if not timely made. In connection with any appeal, the Claimant or his duly authorized representative may request a review of the denied claim(s); may review pertinent documents; and may submit issues and comments in writing. The Bank (acting without participation by the Chairman who decided the Claim in the first instance) shall consider the Claim anew, based on all pertinent information including all information submitted by the Claimant, without deference to the initial decision. Within sixty (60) days after receiving an appeal, the Committee (acting without participation by the Chairman who decided the Claim in the first instance) shall make its decision with respect to the appeal (45 days if the Claim concerns alleged Disability) and shall furnish the Claimant with a written statement of its decision on review of the appeal, including the specific reasons for the decision. The statement shall be written in a manner calculated to be understood by the Claimant, with specific reference to the pertinent provisions of this Agreement upon which the decision is based.
10.This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Employee and his heirs, executors, administrators and legal representatives.
11.The Bank shall have the right to terminate the DC Plan at any time for any reason. If the Bank should terminate the DC Plan, all amounts held in Employee’s DCA will fully vest and payouts of those accounts will be made within sixty (60) days of termination of the Plan.
IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer and Employee has hereunto set his hand and seal as of the date first above written.

CENTRAL BANK

By	/s/ LARRY ALBERT
	Its	President

EMPLOYEE

/s/ KURT WEISE
Kurt Weise

SCHEDULE A

SCHEDULE B
Right to Delay Payment
Notwithstanding the vesting dates described above, Employee shall have the right to defer the date of payment of the DCA (in increments of periods of no less than 5 years) by notifying the Bank of such change at least one year in advance of the time in which such portion of the Deferred Compensation Account otherwise would be paid.

Schedule A to Supplemental Retirement Agreement between Kurt Weise and Central Bank

Participant Balance Sheet and Policy Data

Salary Continuation Plan

Central Bank

Mr. Kurt Weise

APPLICABLE COLUMNS

(age 39, retires at age 65, with $35,000 annual benefit, for 15 years)

	Plan Year	Annual Benefit Accrual	Accrued Salary Continuation Liability	Premium	Policy Equity Value	Policy Surrender Charge	Policy Cash Surrender Value	Net Insurance Coverage	Policy Death Benefit
1997	1	4,080	4,080	160,000	165,483	0	165,483	433,920	599,403
1998	2	4,397	8,477	0	174,626	3,056	171,570	437,753	612,379
1999	3	4,739	13,216	0	184,240	6,448	177,792	441,449	625,689
	4	5,106	18,322	0	194,345	6,316	188,029	444,991	639,336
	5	5,503	23,825	0	204,963	6,149	198,814	448,349	653,312
	6	5,930	29,755	0	216,126	5,944	210,182	451,549	667,675
	7	6,390	36,145	0	227,868	5,696	222,172	454,577	682,445
	8	6,887	43,032	0	240,230	4,805	235,425	457,445	697,675
	9	7,421	50,453	0	253,247	3,799	249,448	460,146	713,393
	10	7,997	58,450	0	266,952	2,670	264,282	462,665	729,617
	11	8,618	67,068	0	281,373	0	281,373	464,935	746,308
	12	9,287	76,355	0	296,531	0	296,531	466,978	763,509
	13	10,008	86,363	0	313,625	0	313,625	470,479	784,104
	14	10,785	97,148	0	331,627	0	331,627	473,747	805,374
	15	11,622	108,770	0	350,573	0	350,573	476,741	827,314
	16	12,524	121,294	0	370,505	0	370,505	479,512	850,017
	17	13,497	134,791	0	391,476	0	391,476	482,043	873,519
	18	14,544	149,335	0	413,575	0	413,575	484,349	897,924
	19	15,674	165,009	0	436,875	0	436,875	486,477	923,352
	20	16,890	181,899	0	461,454	0	461,454	488,356	949,810
	21	18,202	200,101	0	487,392	0	487,392	489,974	977,366
	22	19,615	219,716	0	514,768	0	514,768	491,289	1,006,057
	23	21,137	240,853	0	543,658	0	543,658	492,338	1,035,996
	24	22,779	263,632	0	574,133	0	574,133	493,128	1,067,261
	25	24,546	288,178	0	606,308	0	606,308	493,734	1,100,042
	26	26,453	314,631	0	640,167	0	640,167	494,061	1,134,228
				-- post retirement --					
	27	23,197	302,828	0	675,731	0	675,731	494,127	1,169,858
	28	22,281	290,109	0	713,024	0	713,024	493,862	1,206,886
	29	21,293	276,402	0	752,093	0	752,093	493,201	1,245,294
	30	20,229	261,631	0	793,014	0	793,014	492,057	1,285,071
	31	19,083	245,714	0	835,885	0	835,885	490,456	1,326,341
	32	17,847	228,561	0	880,822	0	880,822	488,408	1,369,230
	33	16,515	210,076	0	927,821	0	927,821	485,881	1,413,702
	34	15,080	190,156	0	976,918	0	976,918	482,979	1,459,897
	35	13,534	168,690	0	1,028,098	0	1,028,098	479,803	1,507,901
	36	11,867	145,557	0	1,081,290	0	1,081,290	476,481	1,557,771
	37	10,072	120,629	0	1,136,405	0	1,136,405	472,960	1,609,365
	38	8,136	93,765	0	1,193,379	0	1,193,379	469,296	1,662,675

-- post life expectancy --

5/20/97:11 PBSO

(C) Copyright 1997, BCS Inc.

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